Exhibit 99.1

Apollo Global Management Appoints

Michael Ducey as New Independent Director

New York, NY. June 3, 2011 - Apollo Global Management, LLC (NYSE: APO), and its consolidated subsidiaries (collectively “Apollo”) today announced that Michael E. Ducey has been appointed to the Board of Directors of Apollo Global Management, LLC, and to the Board’s Audit and Conflicts Committees, effective immediately. Mr. Ducey’s appointment will bring the number of independent directors on Apollo’s Board to four out of a total of eight Board seats.

Mr. Ducey was most recently with Compass Minerals International, Inc., from March 2002 to May 2006, where he served in a variety of roles, including as President, Chief Executive Officer and Director prior to his retirement in May 2006. Prior to joining Compass Minerals International, Inc., Mr. Ducey worked for nearly 30 years at Borden Chemical, Inc., in various management, sales, marketing, planning and commercial development positions, and ultimately as President, Chief Executive Officer and Director.

Mr. Ducey is currently a director of, and serves as the chairman of the audit committee of Verso Paper Holdings, Inc., and the non-executive chairman, and serves as a member of the audit committee, of the board of directors of TPC Group, Inc. He is also the chairman of the compliance and governance committee and the nomination committee of the board of directors of HaloSource, Inc. From June 2006 to May 2008, Mr. Ducey served on the board of directors of, and as a member of the governance and compensation committee of the board of directors of UAP Holdings Corporation. Also, from July 2010 to May 2011, Mr. Ducey was a member of the board of directors and served on the audit committee of Smurfit-Stone Container Corporation.

Apollo Global Management, LLC’s other independent directors include Paul Fribourg (Chairman and Chief Executive Officer of Continental Grain Company), A.B. Krongard (former Executive Director of the Central Intelligence Agency and former Chairman and Chief Executive Officer of Alex. Brown, Incorporated), and Pauline Richards (Chief Operating Officer of Armour Reinsurance Group Limited).

About Apollo Global Management

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of $70 billion as of March 31, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Apollo Contact Information:

For investor inquiries regarding Apollo Global Management, please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

212-822-0467

gstein@apollolp.com

Patrick Parmentier, CPA

Investor Relations Manager

Apollo Global Management, LLC

212-822-0472

pparmentier@apollolp.com

For media inquiries regarding Apollo, please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com

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